MACROVISION CORPORATION, #545250

Second Quarter Earnings Release Conference

Moderator: Bill Krepick

July 28, 2003, 2:00 p.m. PT

Operator

B. Krepick

I. Halifax

B. Krepick

Operator

R. Breza

I. Halifax

R. Breza

I. Halifax

R. Breza

I. Halifax

R. Breza

B. Krepick

R. Breza

Operator

R. Stone

B. Krepick

R. Stone

B. Krepick

R. Stone

B. Krepick

R. Stone

B. Krepick

R. Stone

I. Halifax

R. Stone

Operator

K. Gay

B. Krepick

K. Gay

B. Krepick

K. Gay

B. Krepick

K. Gay

B. Krepick

K. Gay

Operator

P. Leigh

I. Halifax

P. Leigh

Operator

F. Roccogrande

B. Krepick

F. Roccogrande

B. Krepick

F. Roccogrande

Operator

R. McKinnon

B. Krepick

R. McKinnon

B. Krepick

R. McKinnon

B. Krepick

R. McKinnon

B. Krepick

R. McKinnon

B. Krepick

R. McKinnon

Operator

R. Breza

I. Halifax

R. Breza

B. Krepick

R. Breza

B. Krepick

R. Breza

Operator

S. Lidberg

B. Krepick

I. Halifax

S. Lidberg

B. Krepick

S. Lidberg

B. Krepick

S. Lidberg

Operator

R. Stone

B. Krepick

R. Stone

I. Halifax

R. Stone

I. Halifax

R. Stone

Operator

B. Krepick

Operator

Good afternoon, ladies and gentlemen, and welcome to the Macrovision Corporation second quarter earnings release conference call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today Monday, July 28, 2003.

I would now like to turn the conference over to Mr. Bill Krepick, Chief Executive
Officer of Macrovision Corporation. Please go ahead, sir.

Thank you very much and welcome, ladies and gentlemen, to our Q2 2003 earnings conference call. I'm here today with Ian Halifax, our CFO, to discuss with you our operating results for the second quarter and to give you an update on our guidance for
Q3 and the remainder of the year.

As you've seen in our earnings release of today, we delivered record second quarter revenues. I'll speak about the results of our operations and trends in the market after Ian discusses our financial results. Now let me turn it over to Ian.

Thanks, Bill. Before I discuss the company's Q2 2003 operating results released earlier today, I would like to remind you that all statements made during our conference call that are not statements of historical fact constitute forward-looking statements and are made pursuant to the Safe Harbor provisions of the Private
Securities Litigation Reform Act of 1995. Actual results could vary materially from those contained in the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are described in our Forms 10-K and 10-Q, other periodic filings with the SEC and our press releases.

A replay of this conference call will be available for one week through webcasts located on our investor relations website at www.macrovision.com, www.streetevents.com for subscribers or www.companyboardroom.com.

The following financial information and the financial statements released earlier today reflect the inclusion of acquired companies. Hence, Macrovision has presented pro forma reconciliation income statements to show earnings before amortization of intangibles from acquisitions, in process research and development writeoff, amortization of deferred stock based compensation and gains and impairment losses on investments in order to reflect both historical and the ongoing operations of the combined companies, as well as net income. We believe that this presentation may be more meaningful in analyzing the results of operations and income generation.

As stated in our earnings release, consolidated net revenues for second quarter of
2003 were $29,212,000 reflecting a 17% increase from $24,940,000 in the second quarter of 2002. Overall revenues in the video technology division which include copy protection for DVD, video cassettes and digital Pay-Per-View increased 13% to
$18,183,000 in the second quarter of 2003 from $16,151,000 in the second quarter of
2002.

DVD copy protection revenues were $14,203,000 in the second quarter of 2003 compared to $11,145,000 in 2002, an increase of 27%. We benefitted from strength in volumes across a spectrum of rights owners from major studios to independent producers. DVD revenues included approximately $900,000 and a partial policy resolution of the customer owed reporting claim we reserved for in the fourth quarter of last year.
There is still further work to be done to fully resolve the remaining $1.9 million claims.

Second quarter copy protection revenue from video cassettes were $1,271,000 in 2003 compared to $2,439,000 in 2002, a decrease of 48% driven by the broad shift from the
VHS format to DVD.

Digital Pay-Per-View copy protection revenues showed modest growth in the second quarter 2003, up 6% to $2,709,000 from $2,567,000 in Q2 of 2002.

Revenue from the company's Consumer Software Division was $2,771,000 during the second quarter of 2003 compared to $1,982,000 in 2002, a 40% increase resulting from the adoption of our SafeCast technology by major consumer software vendors.

Revenues from the company's Enterprise Software Division was $7,102,000 in the second quarter of 2003 compared to $6,763,000 in 2002, an increase of 5%.

Revenue from the company's Music Technology Division was $1,085,000 reflecting a 42%
sequential increase over the first quarter of 2003. This initiative remains in its early stages and consumer resistance to copy protecting music CDs could hinder adoption as record companies cautiously implement this technology. In April we shipped our 100 millionth disc on a cumulative basis and we continue to see commercial volumes in Japan and Western Europe. Other revenues were $71,000.

Gross margin for the second quarter of 2003 was 94%, excluding amortization of intangibles from acquisitions, up from 92% in the second quarter of 2002. This stems primarily from lower patent defense costs relating to the Rainbow litigation.

Pro forma operating income before amortization of intangibles from acquisitions, amortization of deferred stock base compensation and gains and impairment losses on investments for the second quarter of 2003 was $12,223,000 or 2% higher than the second quarter of 2002 which was $12,020,000. Pro forma earnings for the second quarter of 2003 were $8,351,000 or 7% lower than the second quarter of 2002 which were
$8,991,000. This is due to lower interest income from the prior quarter a year ago.

Net income for the second quarter of 2003 was $4,591,000 or 30% lower than the second quarter a year ago which was $6,587,000. This is due to impairment losses on our private company investments.

Our pro forma operating margins were 42% of revenues in Q2 2003, down from 48% in Q2 of 2002. The decrease stems primarily from continued investment in senior business development and product management professionals, as well as significantly strengthening our engineering and professional services organizations. It also includes the impact of the acquired MidBar operations.

Pro forma diluted earnings per share for the second quarter of 2003 were 17 cents, down 6% from the 18 cents recorded in the prior quarter year ago. Diluted net earnings per share for the second quarter of 2003 were 9 cents, 31% lower than the prior quarter a year ago which was 13 cents.

We recorded a charge of $4,286,000 offset by a gain of $436,000 relating to our public and private company investment portfolios. The impairment charge stems from the overall decline in technology market values and a difficult financing climate for private companies. The gain resulted from the TTR acquisition. These are noncash, nonoperating actions and as such are excluded from our pro forma earnings calculation.

Interest and other income was $953,000 for the quarter. This stems from lower interest rates.

Our cash position remains strong. The total of the company's cash and cash equivalents, short term investments and long term marketable investment securities balance as of June 30, 2003 was $246,523,000. Operating cash flow for the quarter was
$14,362,000.

The accounts receivable balance as of June 30, 2003 was $23,247,000. DSOs or Days
Sales Outstanding fell to 72 days as of June 30th, substantially below the Q2 2002 level of 92 days. Our receivables aging has also continued to improve since last quarter. At the same time, collection continued to remain a challenge in the current economic climate.

Deferred revenue was $11,163,000 at the end of the second quarter, up from $9,964,000 or 12% at the end of the first quarter. This stems primarily from annual license and maintenance renewals in our Enterprise Software Division.

The company remains comfortable with prior guidance for 2003. For the third quarter we estimate revenues in the $27 to $29 million range, given that Q3 is seasonally a slow quarter particularly in Europe, and pro forma earnings per share of 15 to 16 cents.
For the full year we anticipate revenues of $118 to $120 million with pro forma earnings per share of 74 to 76 cents. This reflects the impact of our strong Q2 and first half revenue performance. We continue to expect economic conditions to remain challenging across all of our business lines consistent with comments made in earlier guidance calls.

Now let me turn the microphone over to Bill who will discuss the significant highlights of the quarter and the trends in our various businesses and markets.

Thanks, Ian. Our Q2 results reflected strength across each of our two business units, the entertainment and the software technologies businesses. You may recall that we announced a reorganization in May wherein we consolidated our four operating divisions into two in order to achieve synergies in our internal functional organizations and to better serve our customers. We merged our audio, video and PC games CD-ROM business into our Entertainment Technologies Group and we merged our Consumer Software DRM business with our Enterprise Software Electronic Licensing business.

In our Entertainment Technologies businesses, the DVD market continued to reflect robust growth in Q2, although the DVD release line-up had fewer major blockbuster titles and most of the big titles were in the 1.5 to 3.5 million unit range. Our Q2
DVD copy protection revenues grew by 27% to $14.2 million and benefitted from the continued strong DVD industry performance.

In Q2 the 50 millionth DVD player was installed in American households. Our copy protection technology passed the 6 billion unit milestone with a cumulative score of
2.1 billion copy protected DVDs and 3.9 billion copy protected VHS cassettes.

Although Q2 had a small number of true blockbuster type video releases, we had strong copy protected DVD volume production from our studio customers who utilize our technology on 100% of their DVD output.

Looking ahead to Q3 we see solid growth for the quarter, but we continue to caution that certain studios make decisions to copy protect on a title by title basis. It is likely that such selective use will result in one or more blockbuster titles, as well as certain catalog content not being copy protected.

In Q2 we have continued our direct mail campaign, promoting the newly expanded DVD recorder copy protection features of our current DVD and VHS copy protection technology. On a side note, we have been running studies that monitor consumer attitudes toward copying of video and we continue to see a significant desire on the part of consumers to copy all video formats. We have not yet seen the impact of DVD recordable units in the home. Although our DVD copy protection technology remains under pricing pressure, we continue to believe that our value proposition remains strong, especially when video companies compare the casual copying impact on the music industry where to date there has not been a widespread adoption of copy protection technologies.

Our hardware licensing business continues to be strong with many convergent DVD devices, set top boxes and digital video recorders coming to market and requiring our copy protection technology. This is in part because of a few cable operators in Europe who are gearing up with new advanced digital set top boxes. As a reminder, our Q2
Pay-Per-View related revenue actually reflects Q1 manufacturing volume because we get quarterly set top box royalty reports 45 days after the end of the quarter.

I mentioned last quarter about the approaching activation of copy protection for cable video on demand in the United States. It now looks like activation will not happen until later this year as our progress getting the VOD vendors, the MSOs or Multiple
System Operators, and the set top box manufacturers all geared up simultaneously to activation has been slower than expected. However, this is a strategic initiative and will have no measurable impact on our 2003 or 2004 revenues.

The VWM watermarking initiative came to a vote in the DVD CCA in July and unfortunately failed to pass. Our partners in VWM are looking at the best course of action to take given this disappointing outcome. The studios are still considering our proposal that would allow them to begin watermarking their content even before a DVD
CCA selection were to occur.

Our SafeDisc Consumer Software copy protection business experienced year-over-year and sequential declines in revenues that were primarily due to weakness in the PC games market. Our SafeDisc business is feeling the pressures of the general availability of hacked versions of games on peer-to-peer networks and also from the pricing erosion for our technology.

In the audio market we generated $1.1 million in revenues for Q2 which shows a moderate acceleration of adoption especially in Europe and Asia. In Germany a new copyright law was passed that essentially endorsed the legitimacy of copyright protection technologies and the illegality of circumvention technologies. Music labels see this new legislation as positive reinforcement for their music CD copy protection policies. While this has been a positive event in Europe for the copyright owners, there has been some consumer backlash and lawsuits in France from consumers angry about certain playability and product labeling issues. We believe that our customers, the record labels, have good data on test results and can correct any product labeling deficiencies quite easily.

During the quarter we provided an updated version of our CDS-200 product and we demonstrated prototype CDS-300 CDs to our customers to evaluate the dual session capabilities of the Windows Media Player and the Windows Media DRM, as well as our first session copy protection and authentication technologies. We determined that we need to improve the user interface of the Windows Media Player and DRM system and we will be doing that in the coming months.

Within our Software Technology Group, our Enterprise software electronic licensing business continued to grow, generating $7.1 million in revenues, representing a 5%
increase over Q2 of 2002. Combining all of our software businesses together, we generated $8.5 million in revenues, representing a 13% increase over Q1 of 2003 and a
20% increase over Q2 of 2002. Our enterprise software prospect pipeline remains extremely strong and our sales team is working the pipeline long in advance and managing the longer sales cycles typical of these larger deals. We have recently added several high profile customers for our FLEXlm electronic license management solutions including JD Edwards, Cytrix, EMC, Roche Diagnostics, Northrop Grumman and others.

Our SafeCast DRM technologies represent a rapidly growing segment of our software licensing business, although they still represent less than 10% of our total software electronic licensing business. Our SafeCast revenues of $1.4 million for the quarter were more than four times those of Q2 2002. During Q2 one of our SafeCast customers,
Intuit, publicly stated that a negative consumer reaction to their product activation implementation had caused them to discontinue use of SafeCast on retail versions of
Turbo Tax in 2004.

However, they further stated that they intend to continue to use our DRM technologies to unlock marketing and trial versions of Turbo Tax products which had proven very profitable for them, as Turbo Tax revenues were up 24% overall, a significant portion of which came through this activation program and they've indicated they will continue to work with us to refine our DRM solution while Intuit's decision to pull back from using SafeCast on prepaid versions of Turbo Tax in 2004 was obviously disappointing for us, we expect that because of their other usage of our technology on other products, there will be no material net impact on our projected revenues.

We and our other big personal software customers have learned from Intuit's experience and we are gratified to see these other publishers applying the lessons learned as they move forward with their rollouts of our DRM technologies. An example of that is
Adobe, who has licensed Macrovision SafeCast DRM technology and used it to develop their product activation implementation. That activation implementation is currently being piloted in Australia using Adobe's Photoshop 7.0 on Windows.

In conjunction with our SafeCast DRM customers, we have also instituted a "best practices" customer council and the idea was extended within the industry anti-piracy trade organization, the Business Software Alliance. The BSA has now publicly endorsed activation and has issued an activation policy statement and a list of best practices for product activation on its website at www.global.bsa.org.

This concludes our presentation and now we'd be happy to answer any questions that you might have.

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question comes from Robert Breza with A.G. Edwards. Please to ahead.

Good afternoon, everybody. Nice quarter, guys. Ian, I was hoping you could, the $900K just for clarification that you said, was it recognized from the over-reporting in the quarter?

Yes, if you recall we set up a reserve of $2.8 million in the fourth quarter of last year from a studio customer who claimed that they had over-reported volume to us. We, over the past six months, have done some work in trying to assess the validity of that claim and we found that $900,000 of it in fact was not over-reported at all.

Okay and so that was recognized in the quarter then?

That was recognized in Q2, yes.

Okay and so the remaining $1.9, I guess the question would be is when do you expect that to get resolved?

There's still a $1.9 million claim outstanding. Our goal is to try and get that resolved next quarter, but this has been a slow process so it may take us longer than that.

Okay and then just one last question and I'll let somebody else talk. On the music side in your comments you sounded kind of cautious. Music was up pretty nicely, up 42%
sequentially. How should we be looking at that business maybe towards the end of the year in terms of a growth rate?

Robert, I think the reason we're cautious is that because the largest market, the
United States, continues to see the record labels do a lot of trials and evaluations and not really pull the trigger so it's difficult for us to be optimistic when they continue to have a very cautious approach to the business. Most of what we look at through the balance of the year is really continued success in the international markets and continued growth in those markets.

Great, I'll queue back up. Thanks.

Our next question comes from Rob Stone with SG Cowen Securities. Please go ahead.

Bill, continuing on the music theme, you mentioned you want to do some work on the user interface for the DRM. Is that a Microsoft issue or the way it folds together with the CDS-300 technology?

I think it's a sort of a combination issue of when you put the DRM together with the
Windows Media Player, it's just not that clean of an interface for the user and there's potential confusion between am I in the Windows Media Player or am I in the
DRM in terms of playing back the title. We think that we've taken the bull by the horns and we've determined that we ought to be the ones to solve that user interface and so that's what we're doing.

I think part of this was precipitated by the success that Apple had with their
I-Tunes. Everybody knows that that's a great, really simple interface that they have put together, and so I think the bar was raised a little bit for all of us in the industry when they came out with that successful offering. That's why we've gone back and said we understand this and in order to make this successful we want the consumer to have a good experience.

Assuming that the record labels decided to go ahead with releasing some dual session discs later this year, do you think you'll have another rev of the UI ready?

Yes, I think we will and I would not mean to imply that the interface is so bad that somebody might not release it any way. I don't think anybody has written it off and said this is just totally unacceptable. I think we've said that there can be improvements to be made and so we're the ones who want to go make those improvements.

Finally, with respect to Germany, have you noticed an uptick in the penetration of copy protection under this new law or what's the trend there?

Yes, we've seen a couple of other labels who actually were sort of moderately using the technology that they've stepped up and increased their usage of it because of that law.

What do you think share position is relatively speaking in the European market?

It would be a total guess, but I think ourselves and Sony are really the only two competitors over there. I would guess that we have probably 70% of the market, but don't hold me to that because we don't have extremely good data on that.

Okay. Finally, a question for Ian. I notice that you've been ramping up expenses at a pretty good rate year-on-year. What should we expect in the second half in terms of a run rate or dollar trends? Are they going to keep rising like this or level out somewhat or what's the trend?

The guidance implies a leveling out so I would look at the Q2 spend levels as being pretty much where they're going to be going forward with some modest increase if revenue permits. We will, as I've said in the past, match our hiring and expense build up to where we see revenues going.

Great, thanks very much.

Our next question comes from Keith Gay with Thomas Weisel Partners. Please go ahead.

Bill, can you just clarify your comments with regard to VWM failed to pass in July?
Can you tell us ... so where do we stand now, where do we go from here?

Well, I think that we need to convince two or three studios that they should be deploying watermarking irrespective of the fact that the hardware guys haven't agreed to implement it in their devices. And the reason they would do that would be to demonstrate to the legislators that this is an important technology and that they're investing in it and that they think that the hardware guys should do the same thing. I think short of that, there really is no ... it is kind of a stalemate and once again the IT community were really the ones who were voting against it. It may wind up actually somehow getting into Congress in the form of where the studios try to get a law passed that says watermarking technology is required for these digital media formats.

We've seen some evidence, some of the studios we've talked to have given some positive vibes about using the technology, but I can't tell you that we've got any contracts signed or anything like that so we're going to continue to push forward.

The DVD CCA has kind of said would you guys continue to extend and leave open your offer and we're actually debating within the VWM group whether we want to even do that again because we have extended this probably at least three times over the past year and at some point you get to the point where you say there's got to be something else that you can try other than working within this industry organization.

Other than doing nothing are there other alternatives that the industry is considering?

No, not really. There are all kinds of, my impression is it's kind of stuck in a box and you hear comments like well we're really going to take care of this for high definition TV in four or five years. But you don't hear too many people saying, other than by going through legislation that there's any other way to take care of this because it does seem that there's a big riff between the IT community and the studio community.

Right. It looks like we saw a pick up in the set top market on a year-over-year basis for the first time in a while and it looks like some of the vendors are seeing a little bit of pick up. Is some of that related to the new generation of PVR type boxes and what does that mean for Macrovision in terms of opportunity or future growth?

Yes, I think it very definitely means that we've seen this sort of convergence going on with set top boxes that are getting smarter and they're putting PVRs into them.
When the cable guys or the satellite guys offer these as sort of enhanced devices to the consumers, that's good for us because all of those boxes do have Macrovision inside so it's just another means whereby we can capitalize on the growth and churn in the market so it is good for us. We're actually demonstrating down at the VSDA show which is the Video Software Dealer's Association Show this coming week in Las Vegas.

We're demonstrating how these PVR type devices do react and respond to Macrovision and do not allow any copying to be done on the output side of them. And it turns out that there's some I think studio types, some rights owner types who were not aware that our technology actually extended in that domain so it's just another feather in our cap for us.

Okay. And then finally can you give us a sense of where we stand on DVD penetration rates on the major titles? And also it sounded like you were saying for those who are on a title-by-title basis don't be surprised if there's something in the next quarter that's not protected? But first of all can you just kind of give us an idea of where we stand in terms of penetration rates?

I think that if you look at the hit titles we're probably still on maybe 80%-85% of the hit titles, that would be sort of a $100 million box office or above. I think across the board on all titles we're probably in the 65%-70% range. And you did pick up on one part of our script where we don't have any control over a couple of these studios that do not prescribe to 100% copy protection philosophy and because of that they may, even on a hit title they may choose not to copy protect it for whatever their own reasons are which we certainly don't understand, the retailers don't understand, a lot of other people don't understand, but sometimes they choose to go that route.

Okay, thanks.

Our next question comes from Phillip Leigh with Raymond James & Associates. Please go ahead.

Thank you. Ian, regarding the $900,000 reversal of the reserve that was recognized in revenues in the June quarter, would that full $900,000 flow to the bottom line?

Yes, it would flow to pretax income that doesn't have to be tax affected.

Okay, thanks.

Our next question comes from Frank Roccogrande with Newtech Capital.

How you doing? This question is for Bill. I was wondering if you could speak just a little bit about the CD-ROM protection market and just speak a little bit maybe about the CDR copy protection market, if you guys have a product out there or if you're looking to create a product and maybe just talk about the size of that market and who some of the competitors would be.

Frank, when you say CD-ROM, do you mean music CDs or do you mean games?

Just the market in general, just in terms of both consumers and Enterprise users who would be looking to copyright basic CD-ROMs because I see that's a pretty small portion of your business now and I know that the CD-ROM copy protection market is growing.

We do have solutions in several different areas, one is in music CDs. I think we've talked a little bit about that, how that product is doing well internationally, but it's not really yet gained traction domestically. That's a version obviously of a CD, not often called a CD-ROM. In the CD-ROM itself we have business with the PC games manufacturers and some of the application software companies. We've mentioned Adobe in the conference call. They use not actually a copy protection mechanism, but they use what's called a product activation solution for their product which in essence can tell you whether or not you have an authentic product that you purchased at retail.
And if you have, it can tell them how many times you've tried to activate it and so there's a way to control that to prevent sort of casual consumer copying.

That whole application software product area is the one I remarked that has actually grown four times over the past year and although it's not a substantial part of our business today it does appear to be gaining traction quite rapidly with other application software companies.

And then going back to the PC game space we don't actually use a product activation model there, we use what's called an authentication or copy protection model there in which case somebody like Electronic Arts would apply our technology at the time the game is manufactured. And then if you were to take it home and put it in your drive, it would check to be sure that that's authentic and not actually a copy that was made by somebody else.

That business, because the PC games business is declining, and we're talking about PC games that are in computers not PC games that are on Playstation or XBOX because they have their own type of copy protection. That business is not growing dramatically, but it's a solid business for us. They have come under price pressure recently with respect to our technology because there are people who have learned how to hack our technology and they post these hacks on the internet. I'm not sure ... that's kind of a description of the various types of technologies we have. We have different solutions for different applications.

That's good. Thank you.

Our next question comes from Robert McKinnon with SB Capital. Please go ahead.

Hi, guys, a quick question on CDS-300. You didn't say when your expectation is that you'll be done tinkering with the new changes.

We think it will be late in the third quarter.

Does that mean no initial shipments in the third quarter and no volume shipments in the fourth quarter?

There could be some shipments in the fourth quarter, but I think probably it's more dependent on the record labels kind of sucking it up and deciding that they want to release product as opposed to us coming out with a product.

But when you finish tinkering, are the labels going to start testing at that point or are they testing all along? How is that because I assume you're done in the third quarter, they're going to start testing end of the third quarter into the fourth quarter before they sign a licensing agreement to move forward.

I think we will be trying to put out versions of it to get their feedback on it. As I mentioned earlier, it's not a case of you can't actually use the solution that's out there now, it's just not an elegant solution so I think they'll be looking at it as we're developing it.

What is the playability?

Our playability rates are very high. Based on over 100 million CDs that are in the marketplace, we've had our various customers describe that we're in the 99% plus range on playability.

Okay and one other question. How many of the labels are currently testing it, working with it?

Basically all the major labels.

Okay. Thank you very much.

Our next question comes from Robert Breza with AG Edwards. Please go ahead.

Hey, guys, just a quick follow up. Looking at deferred revenues, Ian, I was wondering if you can give us a little bit of guidance there and where you see that going towards the end of the year? And then just remind us what the make up is this quarter.

The make up of deferred revenue for the second quarter totals $11.2 million. That's made up of $8.8 from the Software Technologies Group and $2.3-$2.4 from the
Entertainment Group. I think over the remainder of the year we would anticipate that that should at worst remain flat or increase slightly as we renew both our annual licenses and maintenance.

Okay. More for Bill. Is there any update, as you've been working and I know you've mentioned it on other calls that there's two contracts that are up for renewal. Any progress you can give us an update on?

No, we're still in the process of discussing, they won't actually expire until the
Q3-Q4 time frame.

I was wondering, Bill, can you also give us a little bit more depth of what you're seeing inside of the old GLOBEtrotter FLEXlm side? What are you seeing in terms of the pipeline with maybe some of the customers who are looking to adopt the technology or expand?

I think we've seen, as I mentioned earlier in the conference call, we actually have seen a tremendous increase in our pipeline. Part of that is because we've put an emphasis in our sales organization on getting more aggressive to go out and seek business opportunities. But it does seem like across the board that companies are inquiring more about this whole electronic licensing capability, that given the prolonged slump in the IT economy, it is a way to help them sell their software more on a usage or a sort of utility basis and so we've seen a definite strengthening in our pipeline.

One of the things that we've concentrated on over the past couple of quarters is getting our salespeople so that they're better prepared and using a more consistent selling process in order to try to narrow down and shorten the sales cycle, so we're very encouraged by what we've seen. Some of the names of the companies that I read off in my prepared remarks are companies that are pretty well known and you may recall back on some previous calls, we said that we were trying to expand our reach in that segment more to the sort of Enterprise software customer, the more traditional commercial software customer and I think we've been successful at doing that this year.

Great, thanks.

Our next question comes from Steve Lidberg with Pacific Crest Securities. Please go ahead.

Good afternoon, guys. First of all on the SafeCast business, Bill, given the Intuit experience in Q1, Q2, how are new customers looking at rolling it out? Obviously it looks like they're doing more trialing or extending the roadway at which they're trialing the product. As you look at your visibility around that business, what does that business look like and as far as the contribution to the top line in 2003, 2004 how big of a business can this become?

I think your perception is right, Steve, that the companies are piloting and trialing it because they want to be sure that they have not only implemented it in a flexible fashion allowing somebody to use it on multiple computers, things like that, but also that they have their customer support organization that is well trained and understands how to deal with customer calls so I think they are doing that.

In terms of the overall size and opportunity, I don't think we've actually sort of determined that it's a $25 or $50 or $100 million opportunity as yet because we want to see the stickiness of the take rate also ourselves. We are encouraged by the fact that even in spite of the Intuit episode that a couple of other major consumer software vendors have pushed ahead with SafeCast and potentially if they're successful at that, which we see no reason why they can't be and given that one of their major industry trade associations has now come out and endorsed it, we think that it's a great opportunity for us.

Right now we're looking for maybe not four times the growth in the quarter-to-quarter, but we're certainly looking for some decent growth out of that particular area.

I think to give you more color on that downstream, Steve, we'll be entering our annual planning process in late third quarter and as we guide people probably the back end of this year on what '04 will look like we will call out SafeCast to this specific item of interest.

Okay, great. And on the music business one of your competitors, SunCom, did announce a relationship with BMG obviously during the quarter. Are you seeing them more out in the marketplace?

No, not really. We saw the announcement and that's about all we've seen.

Okay. And then lastly, Bill, the strength in the DVD. It sounds like it's from maybe non-traditional sources, I don't know, we're seeing a lot of TV shows starting to hit
DVD, you highlighted independent. Is that where the source of the strength was in Q2 or are they from other areas even?

I think it's across the board. We're actually seeing DVD music, we're seeing DVD TV programs. And with those customers of ours who are 100% users, we benefit when they put it on their catalog and they put it on all new hits and things like that so it's pretty much across the board.

Great, thanks.

Our next question comes from Rob Stone with SG Cowen Securities. Please go ahead.

Bill, a follow-up on the consumer software segment with the two customers using
SafeCast, Adobe and another one. The status with the second one is pre-revenue trialing at this point or can you comment?

Well, our status ... I think there's another company that's announced that they're using it in a pilot of one of their products and I think that's about all we can say right now.

Okay. In terms of the timing, leaving aside specific customers, but just looking at the way you recognize revenue for these businesses, when somebody begins shipping trials in a particular geographic area does that trigger revenue to Macrovision or how does the revenue typically flow in?

It can be, Rob, but not necessarily material revenue. It works on a case by case basis. Some of these agreements can be perpetual licenses, others are time based or annual licenses so they're a mix at this point.

You may not choose to answer this question, but is it fair to assume then because it's only being trialed in Australia that Adobe is not yet contributing significantly to that segment?

I really wouldn't want to talk about a specific customer and how they contribute to a given revenue line. We've never really done that in the past, Rob.

Fair enough, thanks.

Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers.

Mr. Krepick, I'm showing there are no further questions at this time. Please continue.

Okay, great. I want to thank everybody for their interest in how we're doing on a quarterly basis. Thank you for participating and we look forward to a further update next quarter. Thank you again.

Ladies and gentlemen, this concludes the Macrovision Corporation second quarter earnings release conference call. If you would like to listen to a replay of today's conference, you may dial 1-800-405-2236 or you may dial 303-590-3000 and enter the access number of 545250.

Thank you for participating. You may now disconnect.